UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2022

PUMA BIOTECHNOLOGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150
Los Angeles, California 90024
(Address of principal executive offices) (Zip Code)

(424) 248-6500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PBYI	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Alessandra Cesano, MD, PhD to the Board

On July 29, 2022, Alessandra Cesano, 62, was appointed to the Board of Directors (the “Board”) of Puma Biotechnology, Inc. (the “Company”), effective July 29, 2022. Dr. Cesano will serve on the Board for a term expiring at the 2023 Annual Meeting of Stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. In connection with her appointment to the Board, Dr. Cesano was also appointed to the Research & Development Committee of the Board (the “R&D Committee”).

Dr. Cesano has been the Chief Medical Officer of ESSA Pharmaceuticals, a pharmaceutical company developing therapies for the treatment of prostate cancer, since July 2019. Previously, she was the Chief Medical Officer of NanoString Inc., a biotechnology company that develops translational research tools, from July 2015 until June 2019 where she focused on the development of translational and diagnostic multi-plexed assays for the characterization and measurement of mechanisms of immune response/resistance. Prior to NanoString, Dr. Cesano was Chief Medical Officer at Cleave Biosciences, Inc., a biopharmaceutical company focusing on protein therapies for the treatment of cancer and neurodegenerative diseases, and before that she served as Chief Medical Officer and Chief Operations Officer at Nodality, Inc., where she built and led the Research & Development group, while providing the overall clinical vision for the organization. Between 1998 and 2008, Dr. Cesano held various management positions at Amgen Inc., Biogen Inc. (formerly Biogen Idec) and SmithKline Beecham Pharmaceuticals, where she helped to advance various oncology drugs through late stage development and FDA approvals. Early in her professional career, Dr. Cesano spent 12 years conducting research in tumor immunology, including nine years at the Wistar Institute, an NCI Basic Cancer Center connected with the University of Pennsylvania. Dr. Cesano also holds membership in several professional and scientific societies including ASCO, ESMO, ASH, EHA, AACR and the Society of Immunotherapy of Cancer (“SITC”). In the latter she has served as co-chair in the SITC Industry Committee and of the SITC Biomarker Working Group, and she currently serves as Associate Editor for the Biomarker section of the Journal for ImmunoTherapy of Cancer, co-chair of the Regulatory Committee, and as the elected At-Large Director of the SITC for the 2020-2023 term. Over her career, she has been an author on over 130 publications. Dr. Cesano received an MD summa cum laude, a Board Certification in Oncology and a PhD in Tumor Immunology from the University of Turin. Dr. Cesano was selected as a director because of her extensive background in biotechnology research and development and her experience in the life sciences industry.

Dr. Cesano will receive the standard fees paid by the Company to all of its non-employee directors and members of the R&D Committee under the Company’s non-employee director compensation program, a copy of which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 5, 2022 and incorporated herein by reference. In addition, pursuant to the Company's non-employee director compensation program, Dr. Cesano received an option to purchase 100,000 shares of the Company's common stock in connection with her appointment to the Board. The option has a grant date of July 29, 2022 and an exercise price of $2.93 per share. The option will vest with respect to one-third (1/3) of the shares subject thereto on the first anniversary of the applicable grant date, and with respect to an additional one-thirty sixth (1/36) of the shares subject thereto on each monthly anniversary thereafter, subject to continued service through the applicable vesting date.

In accordance with the Company’s customary practice, the Company is entering into an indemnification agreement with Dr. Cesano, which will require the Company to indemnify her against certain liabilities that may arise as result of her status or service as a director.

There are no arrangements or understandings between Dr. Cesano and any other person pursuant to which she was selected as a director, nor are there any transactions in which Dr. Cesano has an interest that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: August 2, 2022	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
Chief Executive Officer and President